UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2017

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 4040 Broadway, Suite 425, San Antonio, Texas 78209

(Address of principal executive offices)

(713) 528-1881

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04.  Triggering Event under a Financial Obligation

On September 8, 2017, Camber Energy, Inc. (“we”, “us” and the “Company”), received a Notice of Default and Opportunity to Cure (the “Notice”) from its senior lender, International Bank of Commerce (“IBC”), stating that the Company was in default under its loan with IBC due to failing to make a required $425,000 loan payment on August 25, 2017 (the “Payment Default”). The Notice was also sent to the guarantors under the loan agreement. The loan had a balance of $38.3 million as of March 31, 2017. The Notice also cited the Company for several covenant defaults including exceeding a cap on monthly general and administrative expenses; falling below $30 million of net worth; failing to comply with certain post-closing covenants regarding the assignment of certain oil and gas interests, the execution of certain supplemental mortgages and the completion of certain curative title requirements; failing to pay costs and expenses required pursuant to the terms of the loan agreement; failing to meet the requirements of a cash flow test as described in greater detail in the loan agreement; and exceeding the loan to value determination provided for in the loan agreement. In order to cure the Payment Default described in the Notice, we are required to pay $425,000, as well as any attorney’s fees and/or late fees as determined by IBC, on or before September 18, 2017. The Company has a 30-day cure period under its loan agreement with respect to the covenant defaults. In the event the Company is unable to cure the defaults, the entire amount of the IBC loan may be accelerated and IBC may take action to enforce its remedies under the loan agreement. The IBC loan is secured by substantially all of the Company’s assets other than those assets of CATI (as defined below), which secure amounts owed under the note held by CATI (also as described below) and if IBC were to foreclose on our assets it would have a material adverse effect on our operations and may force us to seek bankruptcy protection.

The Company is evaluating its strategic alternatives concerning the defaults.

The Company also reports that the cure period on the note of its wholly-owned subsidiary CATI Operating LLC (“CATI”) expired yesterday, and while the Company is still exploring possible resolutions of the defaults on its CATI debt, the Company does not plan to repay such note. As of yesterday, all principal, interest and unpaid costs thereunder will be immediately due and payable (which totaled $6.9 million as of March 31, 2017). As stated previously, this loan is non-recourse to the public Company itself, but is recourse to CATI, and the lender may take action to enforce its security interest over CATI’s assets upon default. The Company is continuing discussions with the CATI lender.

Item 7.01  Regulation FD Disclosure.

The Company issued a press release on September 8, 2017, announcing that that the NYSE American (the “Exchange”) had granted the Company a two-week extension, until September 19, 2017, to submit its plan of compliance (the “Plan”) addressing how it intends to regain compliance with Sections 1003(a) (ii) and (iii) of the Exchange’s Company Guide by August 3, 2018.

Additionally, the press release further announces that the Company has retained Dykema Gossett as restructuring advisors as it continues to evaluate its strategic alternatives.

A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, each as amended.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1**	Press Release dated September 12, 2017

** Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

By: /s/ Robert Schleizer
Name:	Robert Schleizer
Title:	Interim Chief Financial Officer

Date: September 12, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1**	Press Release dated September 12, 2017

** Furnished herewith.